Exhibit 99.1

Shells Seafood Restaurants, Inc. Reports Second Quarter 2006 Earnings; Same Store Sales Increase 8.3%; Seventh Consecutive Quarterly Increase

TAMPA, Fla.--(BUSINESS WIRE)--Aug. 10, 2006--Shells Seafood Restaurants, Inc. (OTC Bulletin Board: SHLL) today reported financial results for its second quarter ended July 2, 2006.

Key metrics -

Second quarter of 2006 compared to the second quarter of 2005 were:

-- Revenues increased 9.5% to $13.1 million.

-- Comparable restaurant sales increased 8.3%, for seventh consecutive quarterly increase.

-- Restaurant operating cash flow of $1.4 million, as adjusted for a non-recurring item, increased $0.1 million.

-- Net loss of $9,000, compared to $1.6 million. Excluding non-recurring items, net loss of $0.3 million, compared to $0.2 million.

-- Net loss per share of $0.00, compared to $0.10. Excluding non-recurring items, net loss per share of $0.02, compared to $0.01.

First 26-weeks of 2006 compared to the first 26-weeks of 2005 were:

-- Revenues increased 13.1% to $27.6 million.

-- Comparable restaurant sales increased 7.6%.

-- Restaurant operating cash flow of $3.6 million, as adjusted for a non-recurring item, increased $0.1 million.

-- Net income of $0.3 million, compared to a net loss of $1.2 million. Excluding non-recurring items, net loss of $0.1 million, compared to net income of $0.4 million.

-- Net income per diluted share of $0.01, compared to a net loss per share of $0.08. Excluding non-recurring items, net loss per share of $0.00, compared to net income of $0.02 per share diluted.

"The strong sales momentum we achieved in the second quarter is a testament to the great efforts of our restaurant teams, as well as the favorable guest acceptance of the investments we've made to enhance our food, service and atmosphere," said Leslie Christon, Shells President & CEO. "Driving these sales gains to the bottom line, however, continues to be challenging, due to higher expenses in several areas, particularly utilities, insurance, and occupancy costs. We're aggressively addressing these cost pressures and are introducing a new menu during the third quarter designed to improve check average and margins. In addition to Shells core favorites, the new menu features several labor-efficient items that have sold well and generated high yields during promotions."

Second Quarter 2006 Results

Revenues for the second quarter of 2006 increased 9.5% to $13.1 million from $11.9 million in the second quarter of 2005, mostly due to an 8.3% increase in same store sales. The Company also benefited from a stronger mix of operating restaurants in the second quarter of 2006 versus the same period last year, having opened two new restaurants, relocated one restaurant, closed an underperforming restaurant and terminated the operations of a licensed restaurant. As of the end of the second quarter of each of 2006 and 2005, the Company had 25 restaurants in operation.

Restaurant operating costs, consisting of food and beverage costs, labor and other operating costs, were $12.1 million, or 92.9% of sales, in the second quarter of 2006, compared to $10.6 million, or 89.5% of sales, in the second quarter of 2005. The 3.4% increase in restaurant operating costs as a percentage of sales was a result of the following:

-- Food and beverage costs decreased 0.6% as a percentage of sales compared to the prior year, due to higher menu pricing implemented to offset the effect of the Florida minimum wage increases, an improvement in liquor mix, and gains derived from better operational controls over food and beverage costs.

-- Labor costs increased 0.5% as a percentage of sales compared to the prior year. Taxes and benefits increased 1.2% as a percentage of sales mostly due to a $0.2 million reduction in income recognized for workers' compensation reserve adjustments in 2006 compared to the prior year. As a partial offset, restaurant labor decreased 0.7% as a percentage of sales due to improved operational efficiencies.

-- Other operating costs were negatively affected by increased utilities, insurance and occupancy costs, resulting in a 2.3% increase as a percentage of sales, compared to the prior year.

-- Depreciation expense increased $0.2 million, or 1.2% as a percentage of sales, due to additional restaurant remodels as well as new and relocated restaurants.

After adding back depreciation, amortization and pre-opening expenses to restaurant operating income, restaurant operating cash flow for the second quarter of 2006 was $1.5 million, or $0.1 below the comparable period of 2005. Adjusting for the non-recurring income which affected labor costs, restaurant operating cash flow was $1.4 million, or $0.1 above the comparable period of 2005. Restaurant operating cash flow for the first 26-weeks of 2006 was $3.7 million, or $0.1 million below the comparable period in 2005. Adjusting for the non-recurring income which affected labor costs, restaurant operating cash flow was $3.6 million, or $0.1 million above the comparable period in 2005.

General & administrative expenses were $1.0 million, or 7.5% of revenues, in the second quarter of 2006 compared to $0.9 million, or 7.4% of revenues, in the second quarter of 2005. The unfavorable variance reflects incremental legal and professional expenses and stock option expense.

Loss from operations for the second quarter of 2006 was $8,000, or $0.4 million below the comparable period of 2005. Income from operations for the first 26-weeks of 2006 was $0.5 million, or $0.5 million below the comparable period in 2005.

Net interest expense in the second quarter of 2006 was $0.1 million, or 0.5% of revenues, compared to net interest expense in the prior year of $0.2 million, or 1.4% of revenues.

As adjusted for non-recurring items as summarized in the ensuing financial tables, the net loss for the second quarter of 2006 was $0.3 million, or $0.02 per share based upon 16.2 million common shares outstanding, compared to a net loss in the second quarter of 2005 of $0.2 million, or $0.01 per share based upon 15.1 million common shares outstanding. For the first 26-weeks of 2006, the as adjusted net loss was $0.1 million, or $0.00 per share based upon 16.2 million common shares outstanding, compared to an as adjusted net income of $0.4 million, or $0.02 per diluted share based on 18.4 million diluted shares outstanding.

About the Company

The Company manages and operates 25 full-service, neighborhood seafood restaurants in Florida under the name "Shells". Shells restaurants feature a wide selection of seafood items, including shrimp, oysters, clams, mussels, scallops, lobster, crab and daily fresh fish specials, cooked to order in a variety of ways: steamed, sauteed, grilled, blackened and fried. Shells restaurants also offer a wide selection of signature pasta dishes, appetizers, salads, desserts and full bar service.

Forward-Looking Statements

In addition to seasonal fluctuations, the Company's quarterly and annual operating results are affected by a wide variety of other factors that could materially and adversely affect revenues and profitability, including changes in consumer preferences, tastes and eating habits; increases in food, labor and other operating costs; the availability of food acceptable to our quality standards at acceptable prices; the availability of qualified labor; national, regional and local economic and weather conditions; promotional timings and seasonality; demographic trends and traffic patterns; changes in travel and tourism tendencies, particularly in light of world events; competition from other restaurants and food service establishments; availability of third party financing to fund capital or operating activities, if required; and the timing, costs and charges relating to restaurant openings, closings and remodelings. As a result of these and other factors, the Company may experience material fluctuations in future operating results on a quarterly or annual basis, which could materially and adversely affect its business, financial condition and stock price. Furthermore, this press release and other documents filed by the Company with the Securities and Exchange Commission ("SEC") contain certain forward-looking statements with respect to the business of the Company and the industry in which it operates. These forward-looking statements are subject to certain risks and uncertainties, including those mentioned above, which may cause results to differ significantly from these forward-looking statements. The Company undertakes no obligation to update these forward looking statements on a regular basis. An investment in the Company involves various risks, including those mentioned above and those that are detailed from time-to-time in the Company's SEC filings.

SHELLS SEAFOOD RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share data)

	Thirteen Week Period Ended
	July 2, 2006		July 3, 2005
	Amount	Percent	Amount	Percent

Revenues:
Restaurant sales	$13,012	99.7%	$11,867	99.6%
Management fees	43	0.3%	52	0.4%
Total revenues	13,055	100.0%	11,919	100.0%

Restaurant operating costs:
Food and beverage (1)	4,208	32.3%	3,900	32.9%
Labor (1)	3,895	29.9%	3,494	29.4%
Other (1)	3,416	26.3%	2,846	24.0%
Depreciation and
amortization (1)	567	4.4%	383	3.2%
Pre-opening expenses (1)	-	-	3	0.0%
Total restaurant operating
costs (1)	12,086	92.9%	10,626	89.5%
Restaurant operating
income (1)	969	7.4%	1,293	10.9%

General and administrative
expenses	977	7.5%	877	7.4%
(Loss) income from operations	(8)	-0.1%	416	3.5%

Lease buy-out	212	1.6%	-	-
Provision for impairment of
assets due to lease buy-out	-	-	-	-
Interest expense, net	(67)	-0.5%	(168)	-1.4%
Other income (expense)	(146)	-1.1%	(89)	-0.7%

Net (loss) income	(9)	-0.1%	159	1.4%

Deemed dividend associated
with warrants and beneficial
conversion feature of
preferred stock	-	-	(1,735)	-14.5%

Net (loss) income attributable
to common stock	$(9)	-0.1%	$(1,576)	-13.1%

Net (loss) income per share of
common stock:
Basic	$(0.00)		$(0.10)
Diluted	$(0.00)		$(0.10)

Shares used in computing net
(loss) income per share:
Basic	16,226		15,088
Diluted	16,226		15,088

	Twenty-Six Week Period Ended
	July 2, 2006		July 3, 2005
	Amount	Percent	Amount	Percent
Revenues:
Restaurant sales	$27,557	99.7%	$24,352	99.6%
Management fees	84	0.3%	93	0.4%
Total revenues	27,641	100.0%	24,445	100.0%

Restaurant operating costs:
Food and beverage (1)	8,851	32.1%	7,997	32.8%
Labor (1)	8,252	29.9%	7,160	29.4%
Other (1)	6,850	24.9%	5,521	22.7%
Depreciation and
amortization (1)	1,065	3.9%	732	3.0%
Pre-opening expenses (1)	-	-	303	1.2%
Total restaurant operating
costs (1)	25,018	90.8%	21,713	89.1%
Restaurant operating
income (1)	2,623	9.5%	2,732	11.2%

General and administrative
expenses	2,155	7.8%	1,788	7.3%
(Loss) income from operations	468	1.7%	944	3.9%

Lease buy-out	212	0.8%	600	2.4%
Provision for impairment of
assets due to lease buy-out	-	-	(211)	-0.9%
Interest expense, net	(139)	-0.5%	(337)	-1.4%
Other income (expense)	(289)	-1.1%	(427)	-1.7%

Net (loss) income	252	0.9%	569	2.3%

Deemed dividend associated
with warrants and beneficial
conversion feature of
preferred stock	-	-	(1,735)	-7.1%

Net (loss) income attributable
to common stock	$252	0.9%	$(1,166)	-4.8%

Net (loss) income per share of
common stock:
Basic	$0.02		$(0.08)
Diluted	$0.01		$(0.08)

Shares used in computing net
(loss) income per share:
Basic	16,203		13,723
Diluted	26,293		13,723

(1) As a percent of restaurant sales

SHELLS SEAFOOD RESTAURANTS, INC.
(Dollars in thousands, except per share data)
(Unaudited)

	July 2,	July 3,
	2006	2005
Number of restaurants at end of period:
Company-owned restaurants (1)	22	22
Licensed restaurants	3	4
Total	25	26

Balance sheet data:
Cash	$1,050	$2,805
Working capital (deficiency)	(5,539)	(843)
Total assets	18,154	16,883
Long-term debt	2,174	1,716
Stockholders' equity	7,562	9,129

(1) Includes one joint venture restaurant in which the Company has a 51% equity interest.

	Thirteen Week		Twenty-Six Week
	Period Ended		Period Ended
NON-RECURRING ITEMS:	July 2,	July 3,	July 2,	July 3,
	2006	2005	2006	2005

Net (loss) income attributable
to common stock, as reported	$(9)	$(1,576)	$252	$(1,166)

Non-recurring (expense)
income:
Workers' comp insurance
refund and reserve
adjustment	132	329	132	329
Non-recurring items
affecting restaurant
operating income	132	329	132	329

Deemed dividend on preferred
stock	-	(1,735)	-	(1,735)
Ocala sale-leaseback	212	-	212	-
St. Pete Beach lease buy-out	-	-	-	600
Provision for impairment of
assets due to lease-buyout	-	-	-	(211)
Workers' comp insurance
refund and reserve
adjustment	20	15	20	15
Lease termination fee	-	-	(23)	-
Loss on disposal of assets	(39)	-	(39)	(162)
Financing costs, line of
credit fee	-	-	-	(80)
Total non-recurring
(expense) income	325	(1,391)	302	(1,244)

Pre-opening expenses	-	(3)	-	(303)

Net (loss) income attributable
to common stock, excluding
non-recurring items	(334)	(182)	(50)	381

Net (loss) income per share of
common stock:
Diluted, as reported	$(0.00)	$(0.10)	$0.01	$(0.08)
Diluted, excluding non-
recurring items	$(0.02)	$(0.01)	$(0.00)	$0.02

Diluted shares used in
computing net (loss) income
per share of common stock,
excluding non-recurring items	16,226	15,088	16,203	18,446